Exhibit 23


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Sears, Roebuck and Co. on Form S-8 related to The Savings and Profit Sharing Fund of Sears Employees of our reports dated February 20, 1998, incorporated by reference and appearing in the Annual Report on Form 10-K of Sears, Roebuck and Co. for the year ended January 3, 1998, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.




/s/DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Chicago, Illinois

May 13, 1998